Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc. Christine Regan Lindenboom (Investors and Media) 617-682-4340 Josh Brodsky (Investors) 617-551-8276

Alnylam Pharmaceuticals Discontinues Revusiran Development

– Decision Does Not Impact Patisiran or Any Other RNAi Therapeutic Program

in Development –

– Company to Host Conference Call Today at 5:00 p.m. ET –

Cambridge, Mass. October 5, 2016 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, announced today that upon the recommendation of the ENDEAVOUR Phase 3 study Data Monitoring Committee (DMC) to suspend dosing, the Company has decided to discontinue development of revusiran, an investigational RNA interference (RNAi) therapeutic that was being developed for the treatment of hereditary ATTR amyloidosis with cardiomyopathy (hATTR-CM). This decision was made yesterday evening and has been communicated to investigators, study sites, and regulatory authorities.

Following recent reports in the Phase 2 OLE study of new onset or worsening peripheral neuropathy, the ENDEAVOUR DMC assembled yesterday at the Company’s request to review these reports and ENDEAVOUR data on an unblinded basis. The DMC did not find conclusive evidence for a drug-related neuropathy signal in the ENDEAVOUR trial, but informed the Company that the benefit-risk profile for revusiran no longer supported continued dosing. The Company subsequently reviewed unblinded ENDEAVOUR data which revealed an imbalance of mortality in the revusiran arm as compared to placebo.

“Patient safety comes first. We have stopped all dosing and are actively monitoring patients across revusiran studies to ensure their safety. We will also continue to evaluate ENDEAVOUR data to understand the potential cause of these findings,” said John Maraganore, Ph.D., Chief Executive Officer at Alnylam. “While this outcome is disappointing given the lack of available treatment options for patients suffering from this devastating disease, we remain committed to serving the needs of the ATTR amyloidosis community. We would like to thank patients, caregivers, investigators, and study staff who have been so supportive of the revusiran program.”

The decision to discontinue development of revusiran does not affect patisiran, which is currently in Phase 3 development for the treatment of hATTR amyloidosis with polyneuropathy (hATTR-PN), or any other Alnylam investigational RNAi therapeutic program in development.

Based on a current assessment of the safety data across the Company’s other programs, which include the ALN-PCSsc program partnered with The Medicines Company, there is no evidence of a drug-related neuropathy signal in over 800 treated subjects and patients with exposure of up to 34 months. This includes patisiran, which utilizes a lipid nanoparticle delivery formulation, and the seven other clinical programs in Alnylam’s pipeline, which all use Enhanced Stabilization Chemistry (ESC) GalNAc delivery technology. ESC-GalNAc conjugates enable dose and exposure levels that are 12-30 times lower than revusiran, which uses Standard Template Chemistry (STC) GalNAc delivery technology. The Company reaffirms its “Alnylam 2020” guidance and remains committed to the advancement of these investigational RNAi therapeutics for treatment of diseases with high unmet medical need.

If there are any questions regarding this announcement, please call the Clinical Trial Information Line at 866-330-0326 (toll-free within the U.S.) or 617-575-7400 (International). Alternatively, you may email any questions or comments to clinicaltrials@alnylam.com.

Conference Call Information

Alnylam management will discuss these developments in a webcast conference call on Wednesday, October 5, at 5:00 p.m. ET. A slide presentation will also be available on the Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 94969575. A replay of the call will be available beginning at 8:00 p.m. ET. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 94969575.

About ATTR Amyloidosis

ATTR amyloidosis is a progressively debilitating and often fatal disease caused by deposition of transthyretin (TTR) in peripheral tissues. TTR protein is produced primarily in the liver and is normally a carrier of vitamin A. In hereditary ATTR amyloidosis (hATTR), mutations in TTR cause abnormal amyloid proteins to accumulate and damage body organs and tissue, such as the peripheral nerves and heart, resulting in intractable peripheral sensory neuropathy, autonomic neuropathy, and/or cardiomyopathy. Hereditary ATTR amyloidosis represents a major unmet medical need with significant morbidity and mortality; hATTR amyloidosis with polyneuropathy (hATTR-PN) – also known as familial amyloidotic polyneuropathy (FAP) – affects approximately 10,000 people worldwide and hATTR amyloidosis with cardiomyopathy (hATTR-CM) – also known as familial amyloidotic cardiomyopathy (FAC) – is estimated to affect at least 40,000 people worldwide. hATTR-PN patients have a life expectancy of 5 to 15 years from symptom onset, and the only approved treatment options for early stage disease are liver transplantation and tafamidis (approved in Europe, certain countries in Latin America and Japan, where it is approved for all stages of disease). hATTR-CM is fatal within 2.5 to 5 years of diagnosis and treatment is currently limited to supportive care. Wild-type ATTR amyloidosis (wtATTR) – previously called senile systemic amyloidosis (SSA) – is a non-hereditary form of TTR cardiac amyloidosis caused by idiopathic deposition of wild-type TTR; its prevalence is generally unknown, but is associated with advanced age. There is a significant need for novel therapeutics to treat patients with ATTR amyloidosis.

Sanofi Genzyme Alliance

In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Sanofi Genzyme obtained the right to access certain programs in Alnylam’s current and future Genetic Medicines pipeline in the rest of the world (ROW) through the end of 2019, together with certain broader co-development/co-commercialization rights and global rights for certain products. In the case of patisiran, Alnylam will advance the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC)-GalNAc Conjugates

GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC)-GalNAc-conjugate technology enables subcutaneous dosing with increased potency and durability, and a wide therapeutic index. This delivery platform is being employed in nearly all of Alnylam’s pipeline programs, including programs in clinical development.

About RNAi

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About LNP Technology

Alnylam has licenses to Arbutus Biopharma LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of

RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Ionis, Novartis, Roche, Takeda, Merck, Monsanto, The Medicines Company, and Sanofi Genzyme. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s views with respect to the potential for RNAi therapeutics, including the continued development of patisiran, its expectations regarding its discontinuation of development of revusiran, and its ongoing evaluation of the safety data from its revusiran and other clinical trials, its expectations regarding the safety and tolerability of its products in clinical development, including products utilizing ESC-GalNAc conjugates, and its expectations regarding its STAr pipeline growth strategy and its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all, actions or advice of regulatory agencies, including actions by regulators concerning product candidates in addition to Alnylam’s decision to discontinue development of revusiran, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing, delays, interruptions or failures in the manufacture and supply of its product candidates, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its intellectual property rights against third parties and defend its patent portfolio against challenges from third parties, obtaining and maintaining regulatory approval, pricing and reimbursement for products, progress in establishing a commercial and ex-United States infrastructure, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to manage its growth and operating expenses, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture and distribution of products, the outcome of litigation, the risk of government investigations, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

The scientific information discussed in this news release relating to Alnylam’s investigational therapeutics is preliminary and investigative. None of Alnylam’s investigational therapeutics have been approved by the U.S. Food and Drug Administration, European Medicines Agency, or any other regulatory authority and no conclusions can or should be drawn regarding the safety or effectiveness of these therapeutics.